Exhibit 2.12

Dated 21 May 2004

HARMONY GOLD MINING COMPANY LIMITED
as Issuer

and

J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED
as Trustee

and

JPMORGAN CHASE BANK
as Principal Paying, Transfer and Conversion Agent

and

J.P. MORGAN BANK LUXEMBOURG S.A.
as Paying, Transfer and Conversion Agent and Registrar

PAYING, TRANSFER AND CONVERSION AGENCY AGREEMENT

ZAR 1,700,000,000 4.875 per cent.
Convertible Bonds due 2009
convertible into
Ordinary Shares in
HARMONY GOLD MINING COMPANY LIMITED

Linklaters

This Agreement is made on 21 May 2004 between:

(1)	HARMONY GOLD MINING COMPANY LIMITED (the “Issuer”) of Randfontein Office Park, Corner Main Reef Road and Ward Avenue, Randfontein, South Africa;

(2)	J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED, whose principal place of business is at Trinity Tower, 9 Thomas More Street, London E1W 1YT (the “Trustee”, which expression shall include any other trustee for the time being of the Trust Deed referred to below);

(3)	JPMORGAN CHASE BANK, acting through its office at Trinity Tower, 9 Thomas More Street, London E1W 1YT as principal paying, transfer and conversion agent for the Bonds described below (the “Principal Paying, Transfer and Conversion Agent”, which expression shall wherever the context so admits include any successor principal paying, transfer and conversion agent for the time being so appointed);

(4)	J.P. MORGAN BANK LUXEMBOURG S.A., acting through its office at 5 Rue Plaetis L-2338, Luxembourg Grund as paying, transfer and conversion agent (the “Paying, Transfer and Conversion Agent” and, together with the Principal Paying, Transfer and Conversion Agent, the “Paying, Transfer and Conversion Agents”, which expression shall wherever the context so admits include any successor paying, transfer and conversion agent for the time being so appointed) and as registrar (the “Registrar” which expression shall wherever the context so admits include any successor or additional Registrar for the time being so appointed).

Whereas:

(A)	The Issuer proposes to issue ZAR 1,700,000,000 4.875 per cent. Convertible Bonds due 2009 (the “Bonds”). The Bonds will be convertible into fully paid ordinary shares in the Issuer (the “Shares”).

(B)	The Bonds will be issued in registered form, in principal amounts of ZAR 1,000,000 or integral multiples thereof (“authorised denominations”), represented on issue by a Global Bond (the “Global Bond”).

(C)	The Bonds will be constituted by a trust deed dated 21 May 2004, and made between the Issuer and the Trustee (the “Trust Deed”) and will be issued subject to the conditions (the “Conditions”) set out in Schedule 4 to the Trust Deed.

Now it is hereby agreed and declared as follows:

1	Definitions

1.1	Terms defined or construed in the Conditions or the Trust Deed shall, unless the context otherwise requires, have the same meanings when used herein. Reference herein to amounts payable in respect of the Bonds shall include all redemption moneys and/or interest and any additional amounts expressed to be payable in respect thereof pursuant to the Conditions. In addition:

1.2	“Agents” means the Paying, Transfer and Conversion Agents and the Registrar.

1.3	“Business Day” means in relation to any place any day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets are open for business in London.

1.4	“Conversion Notice” means a notice of conversion substantially in the form for the time being current and which initially shall be in the form appearing in Schedule 1.

1.5	The expression “approval not to be unreasonably withheld or delayed” or like references mean, in relation to the Trustee, that, in determining whether to give such approval, the Trustee shall have regard to the interests of the Bondholders only and any determination as to whether or not its approval is unreasonably withheld shall be made on that basis.

1.6	References in this Agreement to Clauses and Schedules shall be construed as references to the Clauses of and Schedules to this Agreement.

2	Appointment

2.1	Upon and subject to the terms of this Agreement and the Conditions, the Issuer hereby appoints (i) the Paying, Transfer and Conversion Agents as its agents for making payments in respect of the Bonds (including in respect of any Further Bonds) and (ii) the Agents as its agents in relation to any transfer and conversion of the Bonds (including in respect of any Further Bonds) at their respective offices specified above, and the Agents hereby accept such appointments. Except where the context otherwise requires, references hereafter in this Agreement to the Agents are to them acting solely through their respective specified offices.

2.2	Each Agent shall perform the duties required of it by the Conditions and this Agreement, and shall carry out such other acts and perform such other duties as may be necessary to give effect to the Conditions, this Agreement and the Trust Deed.

2.3	The obligations of the Agents hereunder are several and not joint.

2.4	The Agents agree to act as such for any Subsidiary of the Issuer or (in the case of a Newco Scheme) Newco (the “Substituted Issuer”) which for the time being is substituted as principal debtor in place of the Issuer pursuant to Clause 15.2 of the Trust Deed and accordingly each of the Agents agrees with the Trustee and the Issuer to act as such and to enter into any agreement supplemental to this Agreement which in the opinion of the Trustee is necessary or desirable in connection with such substitution subject only to:

2.4.1	the Principal Paying, Transfer and Conversion Agent being satisfied that the Substituted Issuer has been accepted as such by the Trustee; and

2.4.2	the Substituted Issuer being bound by all the provisions of this Agreement in place of or in addition to the Issuer or any predecessor Substituted Issuer.

3	Authentication; Transfer and Exchange of Bonds

3.1	Immediately before issue, the Issuer shall deliver to the Registrar a duly executed Global Bond. The Registrar (or its agent on its behalf) shall authenticate the Global Bond and return it to, or to the order of, the Issuer for delivery to a depositary common to Euroclear and Clearstream, Luxembourg.

3.2

3.2.1	If the Global Bond is, pursuant to its provisions, to be exchanged for definitive registered Bonds, the Issuer will cause sufficient individual definitive registered Bonds to be executed and delivered to the Registrar in sufficient quantities and in sufficient time for such Bonds to be issued as provided in the Global Bond, and the Registrar will authenticate the same.

3.2.2	To receive such individual definitive registered Bonds, a person with an interest in the Bonds represented by the Global Bond must provide the Registrar with:

(i)	a written order containing instructions and such other information as the Issuer and the Registrar may require to complete, execute and deliver such individual definitive registered Bonds; and

(ii)	a certificate to the effect that such person is not transferring its interest at the time of such exchange.

3.2.3	Upon receipt of the documents referred to in Clause 3.2.2, the Registrar shall arrange for the execution and delivery to or upon the order of the person named in such order referred to in Clause 3.2.2 (i) of an individual definitive registered Bond registered in the name or names requested by such person or persons and the Registrar shall alter the entries in the Register in respect of the Bonds accordingly.

3.3	Subject to the provisions of Schedule 2 hereto, no other restrictions shall apply with respect to the transfer of Bonds.

4	Payment

4.1	The Issuer will by 10.00 a.m. (London time) on the Business Day immediately preceding each date on which any payment in respect of the Bonds becomes due, transfer to the Principal Paying, Transfer and Conversion Agent such amount as may be required for the purposes of such payment. The Issuer shall irrevocably confirm to the Principal Paying, Transfer and Conversion Agent by authenticated SWIFT not later than 10.00 a.m. (London time) on the second Business Day in Johannesburg immediately prior to the due date for any such payment that it has given instructions to its Bank to make such transfer. In this Clause 4, the date on which a payment in respect of the Bonds becomes due means the date on which the relevant payment becomes due under the Conditions.

4.2	The Principal Paying, Transfer and Conversion Agent will forthwith notify by facsimile transmission each of the other Agents, the Trustee and the Issuer if it has not by the due date for any payment due in respect of the Bonds received the full amount so payable on such date or it has not on the relevant Business Day received the confirmation from the Issuer referred to in Clause 4.1.

4.3	If it has received by the due date for any payment in respect of the Bonds the full amount so payable on such date, the Principal Paying, Transfer and Conversion Agent, subject to and in accordance with the Conditions, shall pay on behalf of the Issuer the relevant amounts due in respect of the Bonds on the due date therefor. If any payment provided for in Clause 4.1 is made late but otherwise in accordance with the provisions of this Agreement, the Principal Paying, Transfer and Conversion Agent, shall nevertheless pay such amounts. However, unless and until the full amount of any such payment has been made to the Principal Paying, Transfer and Conversion Agent it will not be bound to make such payments. If the Principal Paying, Transfer and Conversion Agent pays any amounts to Bondholders at a time when it has not received payment in full in respect of the Bonds (the excess of the amounts so paid over the amounts so received being, for the purposes of this Clause 4.3, the “Shortfall” and certified by it to be such), the Issuer will, in addition to paying amounts due under Clause 4.1, pay to the Principal Paying, Transfer and

Conversion Agent on demand interest (at a rate per annum determined by the Principal Paying, Transfer and Conversion Agent to represent the cost to it of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Principal Paying, Transfer and Conversion Agent of the Shortfall.

4.4	Subject to receipt of funds pursuant to Clause 4.1, the Principal Paying, Transfer and Conversion Agent will on demand promptly reimburse the Agents for payments in respect of the Bonds properly made by them in accordance with the Conditions and this Agreement. If the Principal Paying, Transfer and Conversion Agent pays out on or after the due date therefor, or becomes liable to pay out funds on the assumption that the corresponding payment by the Issuer has been or will be made and such payment has in fact not been so made by the Issuer, then the Issuer shall on demand reimburse the Principal Paying, Transfer and Conversion Agent for the relevant amount, and pay interest to the Principal Paying, Transfer and Conversion Agent on such amount from the date on which it is paid out to the date of reimbursement at a rate per annum equal to the cost to the Principal Paying, Transfer and Conversion Agent of funding the amount paid out, as certified by the Principal Paying, Transfer and Conversion Agent. For the avoidance of doubt, no amounts will be payable by the Issuer in respect of interest under this Clause 4.4 to the extent that interest has already been paid or is payable under Clause 4.3 in respect of the relevant amount.

4.5	If the Principal Paying, Transfer and Conversion Agent has not received by the due date for any payment in respect of the Bonds the full amount payable on such date but receives such full amount later it will forthwith:

4.5.1	so notify the other Agents and the Trustee and

4.5.2	upon request by the Trustee, give notice to the Bondholders in accordance with the Conditions that it has received such full amount.

4.6	With the exception of fees and expenses payable under Clause 19 in sterling, all sums payable to the Principal Paying, Transfer and Conversion Agent hereunder will be paid in Rand in immediately available funds to such account and with such bank in Johannesburg as the Principal Paying, Transfer and Conversion Agent may from time to time notify to the Issuer.

4.7	The Principal Paying, Transfer and Conversion Agent may deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that (1) it may not exercise any lien, right of set-off or similar claim in respect of them and (2) it shall not be liable to any person for interest on any sums held by it under this Agreement.

5	Repayment and Early Redemption

5.1	As soon as practicable after any Bond being deposited with the Principal Paying, Transfer and Conversion Agent upon the exercise of a Conversion Right, or being redeemed by the Issuer or being purchased or cancelled, or becoming void by prescription pursuant to the Conditions, the Principal Paying, Transfer and Conversion Agent shall repay to the Issuer any amount held by the Principal Paying, Transfer and Conversion Agent in respect of such Bond (or such claim as the case may be). Notwithstanding the foregoing, the Principal Paying, Transfer and Conversion Agent shall not be obliged to make any repayment to the Issuer so long as any amounts which under this Agreement should have been paid to or to the order of the Principal Paying, Transfer and Conversion Agent by the

Issuer shall remain unpaid. The Principal Paying, Transfer and Conversion Agent shall not, however, be otherwise required or entitled to repay any sums received by it under this Agreement.

5.2	If the Issuer intends to redeem the Bonds pursuant to Condition 7(b), it shall, at least 14 days before the latest date for publication of the notice of redemption required to be given to Bondholders, give written notice of its intention to the Agents and the Trustee stating the date on which such Bonds are to be redeemed.

5.3	Following receipt of written notices from the Issuer pursuant to Clause 5.2, the Principal Paying, Transfer and Conversion Agent shall publish the notice required in connection with such redemption, specifying those matters set out in Condition 7(b).

5.4	Each Agent will keep a stock of notices in form similar to that set out in Schedule 3 (“Bondholders Tax Election Notice”) and will make such notice available on demand to Bondholders. At the end of the period for exercising the option in Condition 7(c), each Agent shall promptly notify the Principal Paying, Transfer and Conversion Agent of the principal amount of Bonds in respect of which Bondholders Tax Election Notices have been deposited with it and will forward such Bondholders Tax Election Notices to the Principal Paying, Transfer and Conversion Agent. The Principal Paying, Transfer and Conversion Agent shall promptly notify such details and details of the principal amount of Bonds in respect of which the option in Condition 7(c) has been exercised to the Issuer and the Trustee.

6	Conversion

6.1	Promptly upon request from time to time, the Issuer will provide the Agents with copies of the form of Conversion Notice for the time being current.

6.2	Subject as provided herein and in the Conditions, Bondholders may exercise Conversion Rights by delivering Bonds for conversion to the specified office of any Paying, Transfer and Conversion Agent during its usual business hours, together with a duly completed and signed Conversion Notice (the form of which shall be furnished upon request to any Bondholder by such Agent) and each Agent shall:

6.2.1	accept delivery on behalf of the Issuer of such Bonds and such duly completed and signed Conversion Notice; and

6.2.2	require, as a further condition precedent to an exercise of Conversion Rights by or on behalf of a Bondholder (i) compliance by the Bondholder with any applicable fiscal or other laws or regulations as provided in the Conditions, and (ii) that such Bondholder pays all taxes and capital, stamp, issue and registration duties (if any) arising on conversion in respect thereof (other than any taxes or capital duties or stamp duties payable in the Republic of South Africa in respect of the issue and delivery of Shares on such conversion (which shall be paid by the Issuer)) and any taxes arising in any jurisdiction by reference to any disposal or deemed disposal of a Bond or interest therein in connection with such disposal provided that no other charge shall be made and in particular no charges in respect of the despatch of the share certificates (if any) to the person(s) entitled to the Shares (unless, at the request of the person(s) entitled thereto, they are to be sent otherwise than by ordinary mail, uninsured and at the risk of such person(s)).

6.2.3	on the date of delivery of such Conversion Notice send a copy of such Conversion Notice to the Issuer by facsimile.

6.3	Conversion Rights attaching to Bonds represented by the Global Bond shall be exercised in the manner set out in Clause 6.2, provided that (i) where appropriate, references to “Bondholders” shall be construed as references to the holders of the Global Bond, (ii) the Global Bond shall be annotated to take account of such exercise and returned to the holder thereof, and (iii) the holding of a beneficial interest in the Global Bond by an accountholder of any clearing system in which the Global Bond is held at such time in respect of which Conversion Rights are exercised will be confirmed by the Principal Paying, Transfer and Conversion Agent with the relevant clearing system.

6.4	Upon the conditions referred to in Clause 6.2 being fulfilled, the relevant Conversion Notice shall be endorsed and held, subject to Clause 6.5, by the relevant Agent.

6.5	Within two Business Days of the conditions being fulfilled in accordance with Clause 6.2, the relevant Paying, Transfer and Conversion Agent shall:

6.5.1	notify the Issuer by facsimile transmission, and send a copy of such facsimile to the Principal Paying, Transfer and Conversion Agent (unless the Agent with which the Bond is deposited is itself the Principal Paying, Transfer and Conversion Agent), of the following:

(i)	the serial numbers of all the Bonds deposited on the same occasion by the same Bondholder and the name and address of such Bondholder;

(ii)	the Conversion Date in respect of such conversion; and

(iii)	the number of Shares to be issued and the Conversion Price.

6.5.2	despatch as soon as practicable to the Issuer the Conversion Notice duly endorsed pursuant to Clause 6.4.

6.6	The Issuer shall, whenever there is an adjustment to the Conversion Price pursuant to the Conditions, forthwith advise the Agents and the Trustee of both the previous and the new Conversion Price (with a brief statement of the facts requiring such adjustment) and the date as from which the new Conversion Price has become or will become effective.

6.7	The Issuer and the Agents respectively undertake to comply with the Conditions with respect to conversion of the Bonds and (where so required in accordance with the Conditions) the Issuer undertakes to procure that Shares are delivered in satisfaction of Conversion Rights in accordance with the provisions hereof and the Conditions.

6.8	Each Conversion Notice and each facsimile transmission sent in respect of a Conversion Notice pursuant to the foregoing provisions of this Clause by any Agent shall indicate the identification code designated below for that Agent, and shall bear the lowest number previously unused by that Agent in the sequence of whole numerals starting from one and continuing in uninterrupted sequence upwards, for identification. All confirmatory or subsequent communications (regardless of the identity of the sender or the recipient thereof) with regard to such Conversion Notice shall bear the same identifying serial number as well as the identification code of the relevant Agent.

The respective identification codes of the Agents shall be as follows:

JPMorgan Chase Bank as Principal Paying, Transfer and Conversion Agent JPMLON

J.P. Morgan Bank Luxembourg S.A. as Paying, Transfer and Conversion Agent and Registrar JPMLUX

7	Trustee

7.1	At any time after a Potential Event of Default or an Event of Default has occurred, and whilst the same is subsisting, the Trustee may:

7.1.1	by notice in writing to the Issuer and the Agents, require the Agents until notified by the Trustee to the contrary, so far as permitted by any applicable law:

(i)	to act thereafter as agents of the Trustee in relation to payments to be made by or on behalf of the Trustee under the provisions of the Trust Deed and the Bonds mutatis mutandis on the terms of this Agreement (with such consequential amendments as necessary and except that the Trustee’s liability under any provision hereof for the indemnification, remuneration and all other out-of-pocket expenses of the Agents will be limited to the amounts for the time being held by the Trustee in respect of the Bonds on the terms of the Trust Deed) and thereafter to hold all Bonds and all moneys, documents and records held by them in respect of Bonds to the order of the Trustee; or

(ii)	to deliver all Bonds, all moneys, documents and records held by them in respect of the Bonds and, if the Trustee so directs in such notice or subsequently so directs, the relevant Shares, to the Trustee or as the Trustee directs provided that such notice shall be deemed not to apply to any documents or records which the relative Agent is obliged not to release by any law or regulation; and

7.1.2	by notice in writing to the Issuer pursuant to Clause 2.4.1 (ii) of the Trust Deed, require it to make all subsequent payments in respect of the Bonds to or to the order of the Trustee and not to the Principal Paying, Transfer and Conversion Agent.

7.2	The Issuer shall forthwith notify the Principal Paying, Transfer and Conversion Agent of any change in the person or persons comprising the Trustee.

8	Cancellation, Destruction and Records

8.1	All Bonds which are presented or surrendered for conversion or redemption and in respect of which payment has been made or conversion effected shall be cancelled by the removal of the relevant Bondholder’s name from the Register by the Registrar and cancellation of the relevant Bonds (or appropriate amendment of the Global Bond if the Bonds are represented thereby) by the Agent to whom such Bonds were surrendered or deposited. Such Agent shall promptly give to the Principal Paying, Transfer and Conversion Agent all details of the cancelled Bonds required by the Principal Paying, Transfer and Conversion Agent for the purposes of this Clause (unless the Paying, Transfer and Conversion Agent is itself the Principal Paying, Transfer and Conversion Agent).

8.2	If the Issuer or any Subsidiary of the Issuer purchases any Bonds, the Issuer shall procure that such Bonds are cancelled forthwith and sent (if in definitive registered form) to the Principal Paying, Transfer and Conversion Agent.

8.3	The Principal Paying, Transfer and Conversion Agent shall, if requested to do so, as soon as possible and in any event within one month after the month in which the date of any such redemption or conversion or payment occurred furnish to each of the Issuer and the Trustee a certificate stating (i) the aggregate number and aggregate principal amount of Bonds which have been redeemed or converted or cancelled, (ii) the aggregate amounts paid in respect of the Bonds redeemed and cancelled and the serial numbers of such cancelled Bonds.

8.4	Unless otherwise previously instructed by the Issuer, the Agent by or through which Bonds are presented for conversion or redemption and in respect of which payment has been made or conversion effected shall destroy the cancelled Bonds in its possession and furnish each of the Issuer and the Trustee with a destruction certificate which shall list the serial numbers of the Bonds in numerical sequence.

8.5	The Principal Paying, Transfer and Conversion Agent shall keep a full and complete record of all Bonds issued, of the redemption or conversion of the Bonds and the payments made in respect thereof and of the cancellation, payment, surrender for replacement and destruction of Bonds and make such records available at all reasonable times to the Issuer and the Trustee.

9	Issue of Replacement Bonds

9.1	Following the exchange of the Global Bond for definitive registered Bonds, the Issuer shall cause a sufficient quantity of additional forms of Bonds to be made available, upon request by the Principal Paying, Transfer and Conversion Agent (in such capacity, the “Replacement Agent”) for the purposes of issuing replacement Bonds.

9.2	The Replacement Agent will, subject to and in accordance with the Conditions and the following provisions of this Clause, authenticate and deliver or cause to be authenticated and delivered any replacement Bonds which the Issuer may determine to issue or deliver in place of Bonds which have been mutilated, defaced, lost, stolen or destroyed.

9.3	The Replacement Agent will verify, in the case of an allegedly lost, stolen or destroyed Bond in respect of which the identifying number is known or believed to be known, that the Bond has not been redeemed or converted and cancelled and the Replacement Agent shall not deliver or cause to be delivered any replacement Bond unless and until the applicant therefor shall have:

9.3.1	paid such costs as may be incurred in connection therewith;

9.3.2	furnished the Replacement Agent with such evidence (including evidence as to the identifying number of the Bond in question if known) and indemnity as the Issuer and the Replacement Agent may reasonably require; and

9.3.3	surrendered to the Replacement Agent any mutilated or defaced Bond to be replaced.

9.4	The Replacement Agent shall cancel or procure the cancellation of any mutilated or defaced Bonds replaced by it pursuant to this Clause and shall furnish the Issuer, the Trustee, and the Registrar with a certificate stating the identifying numbers of the Bonds so cancelled and, unless otherwise instructed in writing by the Issuer, may destroy or procure the destruction of such cancelled Bonds and furnish the Issuer, the Trustee, and the Registrar with a certificate confirming such destruction.

9.5	The Replacement Agent shall, on delivering any replacement Bond, forthwith inform the Issuer, the Trustee and each of the other Agents, of the certificate number of the replacement Bonds.

9.6	The Registrar shall keep a full and complete record of all replacement Bonds delivered and shall make such record available at all reasonable times to the Issuer, the Trustee and the Principal Paying, Transfer and Conversion Agent.

9.7	Whenever any Bonds alleged to have been lost, stolen or destroyed in replacement for which a new Bond has been issued shall be surrendered or delivered to an Agent prior to payment or for conversion, the relevant Agent shall immediately send notice thereof to the Issuer and the Principal Paying, Transfer and Conversion Agent.

10	Duties of the Agents in respect of Transfers

Each Agent will:

10.1.1	receive requests for the transfer of Bonds, inform the Registrar, forward the deposited Bonds to the Registrar and assist in the issue of a new Bond in accordance with the Regulations referred to in Clause 13.2 and in particular forthwith notify the Registrar of (1) the name and address of the holder of the Bonds, (2) the certificate number of the relevant Bonds, (3) (where the full principal amount of the Bond in respect of which a Bond was issued is not to be transferred) the principal amount (which must be in an authorised denomination) transferred and (4) the name, address and account for payments (if any) of the transferee to be entered on the Register;

10.1.2	keep the Registrar informed of all requests for transfers; and

10.1.3	carry out such other acts as may be necessary to give effect to the Conditions and the other provisions of this Agreement.

11	Duties of the Registrar

11.1	The Registrar shall maintain a register (the “Register”) outside the United Kingdom in accordance with the Conditions and the Regulations referred to in Clause 13.2. The Register shall show the principal amount and certificate number(s) of the Bonds and the dates of issue and all subsequent transfers and changes of ownership in respect thereof and the names and addresses of the holders of the Bonds, details of holders who have deposited a Conversion Notice in respect of Bonds and the date on which the Bonds are redeemed or converted or purchased and cancelled. The Registrar shall at all reasonable times during office hours make the Register available to the Issuer, the Trustee, the other Agents or any person authorised by any of them for inspection and for the taking of copies thereof or extracts therefrom and the Registrar shall deliver to such persons all such lists of holders of Bonds, their addresses, holdings and other details as they may request. The Register will include a record of the certificate number of each Bond which is issued. The Registrar shall deliver or procure the delivery to the Issuer of an up-to-date copy of the Register certified as being a true, accurate and complete copy at such times as the Trustee may require.

11.2	The Registrar will receive requests for the transfer of Bonds and will also receive Bonds deposited with the Agents for transfer, effect the necessary entries, authenticate and issue new Bonds in accordance with the Regulations referred to in Clause 13.2 and deliver the new Bonds to or as may be directed by the relevant Agent.

11.3	The Registrar will carry out such other acts as may be necessary to give effect to the Conditions and the other provisions of this Agreement.

12	Documents and Forms for the Registrar

12.1	If the Global Bond is pursuant to its provisions to be exchanged for definitive registered Bonds, the Issuer will deliver to the Registrar for the performance of its duties hereunder:

12.1.1	a supply of duly executed Bonds sufficient to meet the Registrar’s anticipated requirements for Bonds in reasonably sufficient time for the issue of the Bonds; and

12.1.2	from time to time thereafter so long as any Bonds are outstanding, sufficient additional duly executed Bonds as may be required for the performance of the Registrar’s duties.

12.2	The Registrar shall maintain in safe custody all Bonds delivered to and held by it and shall ensure that Bonds are issued only in accordance with the Conditions (including the provisions of the Global Bonds) and the provisions of this Agreement.

12.3	Within seven days of any request therefor by the Issuer or the Principal Paying, Transfer and Conversion Agent, so long as any of the Bonds are outstanding, the Registrar shall certify to the Issuer and the Principal Paying, Transfer and Conversion Agent the number of Bonds held by it hereunder.

13	Information and Regulations concerning the Bonds

13.1	The Agents will give to the other Agents such further information with regard to their activities hereunder as may reasonably be required by them for the proper carrying out of their respective duties.

13.2	The Issuer may, subject to the Conditions, from time to time with the approval of the Registrar and the Trustee (such approval not to be unreasonably withheld or delayed) promulgate Regulations concerning the carrying out of transfers and the forms and evidence to be provided. All such transfers will be made subject to the Regulations. The initial Regulations are set out in Schedule 2.

14	Documents and Forms

The Issuer shall send to the Paying, Transfer and Conversion Agents:

14.1	sufficient copies of all documents required by the Bonds, the Conditions or any stock exchange on which the Bonds are listed from time to time to be available for issue or inspection (and the Paying, Transfer and Conversion Agents shall make them so available to Bondholders);

14.2	at the same time as forwarding copies to the Trustee, copies of every balance sheet, profit and loss account, report or other notice, statement or circular issued to the members or creditors (or any class of them) of the Issuer which are required to be delivered to the Trustee pursuant to the Trust Deed; and

14.3	as required, forms of proxy, together with instructions as to how to complete, deal with and record the issue of such forms (and the Paying, Transfer and Conversion Agents shall make such documents available to Bondholders and perform their other functions as set out in Schedule 3 of the Trust Deed).

The Paying, Transfer and Conversion Agents agree that the documents which they shall make available for inspection shall include the documents listed in Clauses 14.2 and 14.3.

15	Notices in respect of the Bonds

15.1	On behalf of and at the expense of the Issuer, the Principal Paying, Transfer and Conversion Agent shall arrange for publication of all notices (in a form approved by the Trustee and the Issuer) required to be given to Bondholders in accordance with the Conditions.

15.2	The Principal Paying, Transfer and Conversion Agent shall promptly send to the Issuer, the Trustee and the Registrar a copy of the form of every notice given to Bondholders in accordance with the Conditions.

16	Indemnities

16.1	The Issuer shall indemnify each of the Agents (each an “Indemnified Party”) against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all proper costs, charges and expenses paid or properly incurred in disputing or defending the foregoing) which it may incur or which may be made against it as a result of or in connection with its appointment or the exercise of its powers and performance of its duties hereunder except for such as may result from the breach by that Indemnified Party of the terms of this Agreement or from its own wilful default, negligence or bad faith or that of its officers, employees or agents or breach by any of them of the terms of this Agreement or in respect of any tax on the overall net income of any such Indemnified Party provided that no JPMorgan Company shall be indemnified against the wilful default, negligence or bad faith of another JPMorgan Company or any of its directors, officers, employees or agents. “JPMorgan Company” means each of J.P. Morgan Corporate Trustee Services Limited and JPMorgan Chase Bank.

Notwithstanding any provision of this Agreement to the contrary, the Issuer shall not in any event be liable for special, indirect, punitive or consequential damages, whether or not foreseeable, provided, however, that this Clause shall not be deemed to apply in the event of a determination of fraud on the part of the Issuer in a non-appealable judgment by a court having jurisdiction.

16.2	Each of the Agents shall indemnify the Issuer and the Trustee against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all proper costs, charges and expenses paid or properly incurred in disputing or defending the foregoing) which it may incur or which may be made against it as a result of a breach by it of the terms of this Agreement or from its own wilful default, negligence or bad faith or that of its directors, officers, employees or agents or breach by any of them of the terms of this Agreement.

Notwithstanding any provision of this Agreement to the contrary, the Agents shall not in any event be liable for special, indirect, punitive or consequential damages, whether or not foreseeable, provided, however, that this Clause shall not be deemed to apply in the event of a determination of fraud on the part of the Agents in a non-appealable judgment by a court having jurisdiction.

16.3	The indemnities contained in Clauses 16.1 and 16.2 shall survive the termination or expiry of this Agreement.

17	General

17.1	In the event of a meeting of Bondholders, the Agents shall issue voting certificates and block voting instructions and shall otherwise act as provided in the Conditions and the Trust Deed. The Agents will keep a full and complete record of all voting certificates and/or block voting instructions issued by it and will deliver to the Issuer and the Trustee not later than 24 hours before the time appointed for holding any meeting or adjourned meeting full particulars of all voting certificates and block voting instructions issued by it in respect of such meeting or adjourned meeting. The Agents will forthwith give notice to the Issuer and the Trustee by fax or email of any revocation or amendment of any block voting instructions of which particulars have previously been supplied to the Issuer and the Trustee.

17.2	Subject as otherwise provided herein, the Agents shall act solely for and as agents of the Issuer and shall not have any obligations towards or relationship of agency or trust for any Bondholder and shall be responsible only for the performance of the duties and obligations expressly imposed upon them in this Agreement and the Conditions and any duties necessarily incidental to them.

17.3	The Agents shall (except as ordered by a court of competent jurisdiction or as required by law or otherwise instructed by the Issuer, with the approval of the Trustee) be entitled to treat the registered holder of any Bond as the absolute owner or owners of such Bond for all purposes (whether or not overdue and notwithstanding any notice of ownership or writing thereon or any notice of previous loss or theft or of trust or other interest therein) and shall not be liable for so doing.

17.4	No Agent shall exercise any right of set-off or lien against the Issuer, the Trustee or the holder of any Bond in respect of any moneys payable to or by it under the terms of this Agreement.

17.5	Each Agent may consult on any legal matter any legal adviser selected by it, who may be an employee of or adviser to the Issuer and it shall not be liable in respect of anything done, or omitted to be done, relating to that matter in good faith in accordance with that adviser’s opinion.

17.6	Each Agent shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered by it in reliance upon any instruction, request or order from the Issuer or in reliance upon any Bond, notice, resolution, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been delivered, signed or sent by the proper party or parties.

17.7	No Agent nor any of such Agent’s officers, directors and employees shall be precluded from acquiring, holding or dealing with any Bond or from engaging or being interested in any contract or other financial or other transaction with the Issuer or any of their respective subsidiaries or from acting on, or as depositary, trustee or agent for, any committee or body of Bondholders or other obligations of the Issuer or any of their respective subsidiaries as freely as if it were not an Agent hereunder and in no event whatsoever shall any Agent be liable to account to the Issuer or any Bondholder for any profit made or fees or commissions received in connection therewith.

17.8	Except pursuant to any express obligations under this Agreement, no Agent shall be under any duty to monitor compliance with U.S. federal or state securities or other laws, or any laws of any other jurisdiction.

17.9	No provision of this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in exercise of any of its rights or powers.

18	Changes in Agents

18.1	The Issuer may at any time with the prior written consent of the Trustee, such consent not to be unreasonably withheld or delayed:

18.1.1	appoint additional Agents; and/or

18.1.2	terminate the appointment of any Agent by giving to the Principal Paying, Transfer and Conversion Agent and (if not the Principal Paying, Transfer and Conversion Agent) to the relevant Agent whose appointment is to be terminated not less than 60 days’ written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payment in respect of Bonds provided that termination may take immediate effect in case of insolvency of any Agent, in accordance with Clause 18.3.4 below

Provided that, subject to Clause 18.3.4, there will at all times be Agents complying with the requirements of the Conditions.

18.2	Subject to Clause 18.3 below, any Agent may resign its appointment hereunder at any time by giving to the Issuer and the Trustee and (except in the case of the Principal Paying, Transfer and Conversion Agent) the Principal Paying, Transfer and Conversion Agent not less than 60 days’ written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payment in respect of Bonds.

18.3	Notwithstanding the foregoing Clauses:

18.3.1	no resignation by or (subject to Clause 18.3.4) termination of the appointment of the Principal Paying, Transfer and Conversion Agent or Registrar shall take effect until a replacement Principal Paying, Transfer and Conversion Agent or Registrar approved by the Trustee has been appointed on terms approved by the Trustee (such approval, in either case, not to be unreasonably withheld or delayed). If, however, ten days before the expiry of the notice period referred to in Clause 18.2 above the Issuer has not appointed a replacement Principal Paying, Transfer and Conversion Agent or Registrar, the resigning Principal Paying, Transfer and Conversion Agent or Registrar may select a replacement Principal Paying, Transfer and Conversion Agent or Registrar which shall be a bank of international reputation with experience of performing such a role (provided that the fees and commissions proposed to be charged by such bank for performing such a role under this Agreement shall, in the opinion of an investment bank or bank of international repute selected by the resigning Principal Paying, Transfer and Conversion Agent and approved by the Trustee, be comparable to those charged by other banks for such services) and which upon the expiry of the aforementioned notice period (but only if the Trustee approves such selection) the Issuer shall appoint as Principal Paying, Transfer and Conversion Agent or Registrar unless in the meantime the

Issuer shall have appointed a replacement Principal Paying, Transfer and Conversion Agent or Registrar approved by the Trustee as aforesaid;

18.3.2	no resignation by, or subject to Clause 18.3.4, termination of the appointment of, any Agent shall take effect if as a result of such resignation or termination the proviso to Clause 18.1 would not be satisfied;

18.3.3	no appointment or termination of the appointment of Agent shall take effect unless and until notice thereof shall have been given to the Bondholders where required by, and in accordance with, the Conditions;

18.3.4	notwithstanding any other provision of this Clause 18, the appointment of any Agent shall forthwith terminate if such Agent becomes incapable of acting, is adjudged bankrupt or insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property or assets or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding-up or dissolution of such Agent or any analogous event under any applicable law;

18.3.5	if the appointment of the Principal Paying, Transfer and Conversion Agent hereunder is terminated, the Principal Paying, Transfer and Conversion Agent shall, on the date on which such termination takes effect, pay to the successor Principal Paying, Transfer and Conversion Agent any amount held by it for payment in respect of Bonds and pay to the Issuer any amounts held by it due to the Issuer and shall deliver to the successor Principal Paying, Transfer and Conversion Agent all Bonds held by it, all records maintained by it concerning the Bonds hereunder and all Conversion Notices and Bonds held by it; and

18.3.6	if the appointment of any Agent other than the Principal Paying, Transfer and Conversion Agent hereunder is terminated or any Agent other than the Principal Paying, Transfer and Conversion Agent resigns its appointment hereunder, it shall on the date on which such termination takes effect deliver to the Principal Paying, Transfer and Conversion Agent all Conversion Notices and all Bonds held by it, all records maintained by it hereunder and all Conversion Notices held by it and shall pay to the Principal Paying, Transfer and Conversion Agent any amounts held by it for payment in respect of Bonds.

18.4	Upon the execution by the Issuer, the Trustee and any successor Principal Paying, Transfer and Conversion Agent of an instrument effecting the appointment of such successor Principal Paying, Transfer and Conversion Agent, such successor Principal Paying, Transfer and Conversion Agent shall, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Principal Paying, Transfer and Conversion Agent herein and such predecessor shall thereupon become obliged to transfer, deliver and pay over, and such successor Principal Paying, Transfer and Conversion Agent shall be entitled to receive, all moneys, records, Bonds and Conversion Notices held by such predecessor as Principal Paying, Transfer and Conversion Agent hereunder.

18.5	Any corporation into which any Agent may be merged, or any corporation with which any Agent may be consolidated, shall on the date when such merger or consolidation becomes effective, and to the extent permitted by applicable law, become the successor Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto, unless otherwise required by the Issuer or the Trustee, and after the said effective date all references in this Agreement to such Agent shall be deemed to be references to such corporation. Notice of any such merger or consolidation shall forthwith be given to the Issuer and the Trustee.

18.6	The Issuer shall, not less than 30 days prior to the termination of the appointment of any Agent, the appointment of any new Agent or the resignation of any Agent taking effect, or, if later, as soon as it is aware that such appointment or registration will take effect, give to the Bondholders notice thereof in accordance with Condition 17.

18.7	If any Agent shall determine to change its specified office it shall give to the Issuer, the Trustee and (unless the Agent is itself the Principal Paying, Transfer and Conversion Agent) the Principal Paying, Transfer and Conversion Agent written notice of such determination giving the address of the new specified office and stating the date on which such change is to take effect, which date shall not be less than 75 days after the date of such notice if such change would result in the proviso to Clause 18.1 not being satisfied, provided that no such notice shall take effect within the period of 30 days before or after any due date for any payment in respect of Bonds. The Issuer shall within 30 days after receipt of such notice (unless the appointment is to terminate pursuant to Clauses 18.1, 18.2 or 18.3 on or prior to the date of such change) at the expense of such Agent give to the Bondholders notice in accordance with the Conditions of such change and of the address of the new specified office.

19	Fees and Expenses

The Issuer shall pay to the Principal Paying, Transfer and Conversion Agent such fees in respect of the services of the Agents under this Agreement as shall be agreed between the Issuer and the Principal Paying, Transfer and Conversion Agent. The Issuer shall not be concerned with the apportionment of payment among the other Agents.

20	Notices and Communications

20.1	Any notice, demand, certificate or other document required to be given, made or served hereunder to any of the parties hereto shall be in the English language and shall be given, made or served by hand-delivering the same or by sending the same by telecopier, facsimile copier or other instantaneous electronic method of written communication as follows:

The Issuer:

Harmony Gold Mining Company Limited Randfontein Office Park Corner Main Reef Road and Ward Avenue Randfontein South Africa

Fax: +27 11 411 2398

Attention: Company Secretary

The Trustee:

J.P. Morgan Corporate Trustee Services Limited Trinity Tower 9 Thomas More Street London E1W 1YT

Fax: +44 20 7777 5410

Attention: Manager, Institutional Trust Services

The Principal Paying, Transfer and Conversion Agent: JPMorgan Chase Bank Trinity Tower 9 Thomas More Street London E1W 1YT

Fax: +44 1202 347 601

Attention: Manager, Institutional Trust Services

The Paying, Transfer and Conversion Agent and Registrar: J.P. Morgan Bank Luxembourg S.A. 5 Rue Plaetis L-2338 Luxembourg Grund

Fax: +352 462 685 380

Attention: Manager, Institutional Trust Services

at such other address or on such other fax number of which notice in writing has been given to the parties hereto in accordance with the provisions of this Clause 20.1. Any notice given as provided in this Clause 20.1 shall be deemed to have been given at the time of delivering such letter by hand or despatching such other written communication.

20.2	All communications relating to this Agreement between the Issuer, the Trustee and any of the Agents and between the Agents themselves shall, save as otherwise herein provided, be made through the Principal Paying, Transfer and Conversion Agent.

21	Amendments

This Agreement may be amended only by an agreement in writing between the parties hereto.

22	Counterparts

This Agreement may be executed in as many copies as there are parties hereto.

23	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

24	Governing Law and Jurisdiction

24.1	Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of England.

24.2	Jurisdiction: In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each of the Issuer and the Agents irrevocably submits to the jurisdiction of the courts of England and waives any objection to Proceedings in such courts whether on the grounds that the Proceedings have been brought in an inconvenient forum or otherwise. These submissions are made for the benefit of the parties hereto and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude any of them from taking Proceedings in any other court of competent jurisdiction (whether concurrently or not).

24.3	Service of Process: The Issuer irrevocably appoints St. James’s Corporate Services Limited whose address is 6, St. James’s Place, London SW1A 1NP to act as its agent in England to receive, for it and on its behalf, service of process in any Proceedings in England. If for any reason such agent shall cease to be such agent for the service of process, the Issuer shall forthwith appoint a new agent for service of process in England and deliver to the Principal Paying, Transfer and Conversion Agent a copy of the new agent’s acceptance of that appointment within 30 days. Nothing shall affect the right to serve process in any other manner permitted by law.

As witness the hands of the duly authorised representatives of the parties hereto the day and year first above written.

SIGNED by
HARMONY GOLD MINING COMPANY LIMITED
By:

SIGNED by
J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED
By:

SIGNED BY

JPMORGAN CHASE BANK
(in its capacity as Principal Paying, Transfer and Conversion Agent)

By:

SIGNED BY
J.P. MORGAN BANK LUXEMBOURG S.A.
(in its capacity as Paying, Transfer and Conversion Agent and Registrar)

By:

Schedule 1 Form of
Conversion Notice

HARMONY GOLD MINING COMPANY LIMITED
ZAR 1,700,000,000 4.875 per cent. Convertible Bonds
due 2009 (the “Bonds”)
convertible into Ordinary Shares in
HARMONY GOLD MINING COMPANY LIMITED

To: HARMONY GOLD MINING COMPANY LIMITED

[where the Bonds in respect of which this Conversion Notice is given are evidenced by the Global Bond, this Notice need not be signed. In such a case, delivery of the Conversion Notice will constitute confirmation by the beneficial owner of interest in the Bonds to be converted that the information and the representations in the Conversion Notice are true and accurate on the date of delivery.]

1	I/We, the undersigned, being the holder(s) of the Bonds/interests in the Global Bond specified below hereby irrevocably elect to convert such Bonds in accordance with the Conditions of the Bonds into ordinary shares in Harmony Gold Mining Company Limited (“Shares”) at the Conversion Price (as defined in the Conditions).

The total principal amount and, where applicable, certificate numbers of Bonds to which the Notice applies.

Bonds:

Global Bond:

Total principal amount (must be an authorised denomination, as defined in the Conditions):

Certificate numbers of Bonds, if in definitive form:

If necessary, the certificate numbers of Bonds can be attached separately.

2	I/We request that the Shares to be issued on conversion of the Bonds mentioned above be registered in the name(s) of the person(s) who is/are* named below (see Note 1):

1	Name	[•]
	Address	[•]

2	Name	[•]
	Address	[•]

3	Name	[•]
	Address	[•]

4	Name	[•]

Address	[•]

Dated:	[•]

Signature:	[•]
PRINT NAME(S)

I/We hereby request that any payment of interest required to be made pursuant to Condition 6(k) of the Bonds be despatched (at my/our risk and, if sent at my/our request otherwise than by ordinary mail, at my/our expense) to the person whose name and address is given below and in the manner specified below/transferred to the Rand account details in respect of which are given below (delete as applicable):

Name:

Address

Manner of despatch (if other than by ordinary mail to the above address):

Account no:

Account name:

Bank:

Branch:

Sort Code:

N.B.

(i)	This Conversion Notice will be void unless the introductory details and Sections 1 and 2 are completed. This Conversion Notice requires the Bondholder to specify in Section 1 which of the Conditions allowing exercise of the Conversion Rights applies.

(ii)	Your attention is drawn to Condition 6 of the Bonds with respect to the conditions relating to Conversion.

(iii)	The exercise of a Conversion Right is subject to any applicable fiscal or other laws or regulations applicable in the jurisdiction where the office of the Agent to whom this notice is presented is located.

(iv)	This Conversion Notice may be completed by or on behalf of an accountholder of any clearing system in which an interest in the relevant Bonds is held at such time which has an interest in such Global Bond.

(v) The holding of an interest in a Bond by an accountholder of any clearing system in which interests in the Global Bond is held and in respect of which Conversion Rights are being exercised will be confirmed by the Principal Paying, Transfer and Conversion Agent with the relevant clearing system.

(vi) Terms used in this Conversion Notice and not otherwise defined have the meanings set forth in the Trust Deed dated 21 May 2004 between Harmony Gold Mining Company Limited and J.P. Morgan Corporate Trustee Services Limited as Trustee.

3	The relevant certificate in respect of Bonds to be converted are attached hereto (not necessary in the case of Bonds evidenced by Global Bonds).

Dated:

Name of Bondholder:

Signature:

4	Further, the undersigned represents, warrants and agrees that, at the time of signing of this Conversion Notice: (tick one)

[ ] The undersigned and each person who has a beneficial interest in the Bonds to be converted is not a resident of South Africa within the meaning of the Exchange Control Regulations 1961 (as may be amended from time to time) of the Republic of South Africa promulgated under the Currency and Exchanges Act 1933 (as amended from time to time) of the Republic of South Africa; or

[ ] All exchange control approvals required under applicable laws and regulations of the Republic of South Africa in connection with the exercise of Conversion Rights and the issue of Shares to the undersigned and each person who has a beneficial interest in the Bonds to be converted have been obtained and are in full force and effect; or

[ ] No exchange control approvals are required under applicable laws and regulations of the Republic of South Africa in connection with the exercise of Conversion Rights and the issue of Shares to the undersigned upon such exercise by the undersigned and each person who has a beneficial interest in the Bonds to be converted.

To be completed by the Principal Paying, Transfer and Conversion Agent

1	Date of Delivery of Conversion Notice:

2	Conversion Date:

3	Aggregate principal amount of Bonds to be converted:

4	Conversion Price on Conversion Date:

5	Capital, stamp, issue and registration duties payable by the Bondholder:

6	Number of Shares to be issued (rounded down to whole number):

Notes

1	If it is desired to nominate a person or persons other than the holder of the Bond(s) specified above as the allottee(s) of Shares issued on conversion of such Bond(s) that person or those persons must have consented to the Shares being registered in its/their name(s).

2	A corporation should sign under hand by an authorised official who must state his/her capacity and print the name of the relevant corporation.

3	Where Conversion Rights are exercised in respect of a definitive Bond, in circumstances where Conversion Rights are exercised in respect of less than the entire aggregate principal amount of the Bonds represented by the relevant certificate, a certificate for the balance of the Bonds will be registered in the name of the Bondholder exercising Conversion Rights and such certificate will be despatched as provided in the Conditions.

Schedule 2

Regulations concerning the Transfer and Registration of Bonds

1	Each Bond shall be in the denomination of ZAR 1,000,000 or integral multiples thereof (an authorised denomination).

2	Subject to the provisions of the regulations set forth herein and in this Agreement, the Bonds are transferable by execution of the form of transfer endorsed under the hand of the transferor and the transferee or, where the transferor or the transferee is a corporation, under its common seal or under the hand of two of its officers duly authorised in writing. In this Schedule “transferor” and “transferee” shall where the context permits or requires include joint transferors and joint transferees and be construed accordingly.

3	The Bond to be transferred must be delivered for registration to the office of any Paying, Transfer and Conversion Agent or the Registrar accompanied by such other evidence (including legal opinions) as the Registrar may reasonably require to prove the title of the transferor or his right to transfer the Bond and his identity and, if the form of transfer is executed by some other person on his behalf or in the case of the execution of a form of transfer on behalf of a corporation by its officers, the authority of that person or those persons to do so. The signature of the person effecting a transfer of a Bond shall conform to any list of duly authorised specimen signatures supplied by the registered holder or be certified by a recognised bank, notary public or in such other manner as the Registrar or the relevant Paying, Transfer and Conversion Agent may require.

4	The executors or administrators of a deceased holder of Bonds (not being one of several joint holders) and in the case of the death of one or more of joint holders the survivor or survivors of such joint holders shall be the only persons recognised by the Issuer as having any title to such Bonds.

5	Any person becoming entitled to Bonds in consequence of the death or bankruptcy of the holder of such Bonds may, upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Issuer and the Registrar shall require (including legal opinions), be registered himself as the holder of such Bonds or, subject to the preceding paragraphs as to transfer and the provisions in the regulations set forth herein and in this Agreement, may transfer such Bonds. The Issuer and the Registrar may retain any amount payable upon the Bonds to which any person is so entitled until such person shall be so registered or shall duly transfer the Bonds.

6	Unless otherwise requested by the relevant holder and agreed by the Issuer, a holder of Bonds shall be entitled to receive only one certificate in respect of his holding.

7	The joint holders of a Bond shall be entitled to one Bond only in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint holder whose name appears first in the Register in respect of the joint holding.

8	None of the Issuer or the Registrar shall, save in the case of the issue of replacement Bonds, make any charge to the holders for the registration of any holding of Bonds or any transfer of Bonds at the specified office of the Registrar to whom the request for registration, transfer or delivery was delivered or by uninsured post to the address specified by the holder. If any holder entitled to receive a Bond wishes to have it delivered to him otherwise than at the specified office of the Registrar, such delivery shall be made upon his written request to such Agent or the Registrar, at his risk and (except where sent by uninsured post to the address specified by the holder) at his expense.

9	Notwithstanding any other provisions of this Agreement, the Registrar shall register the transfer of any Bond only upon presentation of an executed and duly completed form of transfer (including, where appropriate, with the form of certificate set out therein duly completed) as set forth on the Bonds together with any other documents thereby required.

10	The Registrar and the Principal Paying, Transfer and Conversion Agent may promulgate any other regulations that they may deem necessary for the registration and transfer of the Bonds.

Schedule 3

Form of Bondholders Tax Election Notice

HARMONY GOLD MINING COMPANY LIMITED
ZAR 1,700,000,000
4.875 per cent. Convertible Bonds
due 2009 (the “Bonds”)
convertible into Ordinary Shares of
HARMONY GOLD MINING COMPANY LIMITED

By depositing this duly completed Notice with an Agent for the Bonds the undersigned holder* of such of the Bonds as are presented with this Notice and referred to below/of a beneficial interest in such principal amount of the Global Bonds as is referred to below irrevocably exercises its option under Condition 7(c) of the Bonds.

1	This Notice relates to Bonds in the aggregate principal amount of ZAR _______________*

11	The identifying numbers of such Bonds are as follows**:

This Bondholders Tax Election Notice is not valid unless all of the paragraphs requiring completion are duly completed.

* must be an authorised denomination.

** not required for Bonds represented by Global Bonds.

***where the Bonds are represented by a Global Bond, this notice need not be signed. In such a case, delivery of this notice will constitute confirmation by the beneficial owner of the relevant Bonds that the information in this notice is true and accurate on the date of delivery.

Dated:	Signature***

Name:

[To be completed by recipient Agent]

Received by:

[Signature and stamp of Agent]

At its office at:

On:

Contents

Clause	Heading	Page
1	Definitions	1
2	Appointment	2
3	Authentication; Transfer and Exchange of Bonds	2
4	Payment	3
5	Repayment and Early Redemption	4
6	Conversion	5
7	Trustee	7
8	Cancellation, Destruction and Records	7
9	Issue of Replacement Bonds	8
10	Duties of the Agents in respect of Transfers	9
11	Duties of the Registrar	9
12	Documents and Forms for the Registrar	10
13	Information and Regulations concerning the Bonds	10
14	Documents and Forms	10
15	Notices in respect of the Bonds	11
16	Indemnities	11
17	General	12
18	Changes in Agents	13
19	Fees and Expenses	15
20	Notices and Communications	15
21	Amendments	16
22	Counterparts	16
23	Contracts (Rights of Third Parties) Act 1999	16

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